Exhibit 5

August 3, 2006

Consolidated Edison, Inc.

4 Irving Place

New York, New York 10003

Re:	Securities Being Registered Under the Securities Act of 1933

Ladies and Gentlemen:

I am the Vice President of Legal Services at the principal subsidiary of Consolidated Edison, Inc. (“Con Edison”), Consolidated Edison Company of New York, Inc. (“Con Edison of New York”). I and other members of Con Edison of New York’s Law Department have represented Con Edison in connection with the filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 registering securities of Con Edison (the “Securities”) for issuance from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Registration Statement”).

I have examined such documents as I have deemed necessary for the purpose of this opinion, including (a) the Restated Certificate of Incorporation and the By-Laws of Con Edison; (b) the Indenture included as Exhibit 4.1 to the Registration Statement (the “Indenture”); and (c) minutes of meetings of the Board of Directors of Con Edison. It is my opinion that the Securities, if issued as debt securities, will become the legal, valid and binding obligations of Con Edison in accordance with their terms and, if issued as Preferred Shares ($1.00 par value) or Common Shares ($ .10 par value), will be legally issued, fully paid and non-assessable, upon:

1.	the due authorization and execution of the Securities by Con Edison;

2.	if the Securities are debt securities, the due authentication and delivery of the Securities in accordance with the Indenture; and

3.	the receipt by Con Edison of payment for the Securities at the price and in accordance with the terms set forth in the Registration Statement and the supplement or supplements to the prospectus constituting a part thereof.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. However, in giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/ Peter A. Irwin
Peter A. Irwin